Exhibit 99.1

                     VaxGen Completes Sale of $28.7 Million
                                 in Common Stock

      BRISBANE, Calif. - December 10, 2003 - VaxGen, Inc. (Nasdaq: VXGN) announced today that it has completed the sale of 4.1 million shares of its common stock at $7 per share through a registered direct offering. The transaction raised gross proceeds of $28.7 million and net proceeds of approximately $27 million.

      CIBC World Markets Corp., Punk, Ziegel & Co. and Enable Capital, LLC acted as placement agents for the transaction.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax, smallpox and plague. Based in Brisbane, Calif., VaxGen is the largest stockholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products. For more information, please visit the company's web site at: www.vaxgen.com.

SOURCE VaxGen, Inc.

Lance Ignon, Vice President
Corporate Communications
VaxGen
650-624-1041